                                                                    EXHIBIT 99.2
                                                                    ------------


            HARRIS SELLS $125 MILLION OF 3.5% CONVERTIBLE DEBENTURES

MELBOURNE, FLORIDA, AUGUST 20, 2002 - Harris Corporation (NYSE:HRS) today announced details of a private placement of $125 million of Convertible Debentures due 2022. The convertible debentures will initially carry an annual interest rate of 3.5% and will be issued to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and outside the United States pursuant to Regulation S under the Securities Act. The interest rate on the convertible debentures will be reset within a specified range in 2007, 2012, and 2017. Harris has granted the initial purchasers of the convertible debentures a 30-day option to purchase an additional $25 million of convertible debentures.

These convertible debentures will be unsecured obligations convertible into shares of Harris common stock at a conversion price of $45.25 per share if the closing price of Harris common stock on the New York Stock Exchange exceeds certain levels for a specified period of time or in certain other circumstances. This initial conversion price represents a 28.4% premium over Harris' closing price of $35.25 on August 20, 2002. The convertible debentures will be issued at 100% of the principal amount.

Harris may redeem the convertible debentures commencing August 2007. Holders may require Harris to repurchase the debentures, in whole or in part, on specified dates in 2007, 2012, and 2017 or upon the occurrence of certain other events.

Harris intends to use the proceeds generated from the issuance for primarily working capital and general corporate purposes including refinancing of existing indebtedness.

The convertible debentures and common stock issuable upon conversion of the convertible debentures have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in a jurisdiction in which such offering would be unlawful.

Cautionary Statement: Harris' statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Harris' intention to consummate the issuance of the convertible debentures and the intended use of proceeds. The closing of the sale of the convertible debentures is subject to conditions, and there can be no assurance that Harris will complete the sale of convertible debentures. In addition, Harris' business is subject to the risks and uncertainties described in Harris' filings with the Securities and Exchange Commission.

                                      # # #